Exhibit 99.1

Media Contact: Colleen Parr Dekker 1-317-989-7011 parr_dekker_colleen@elanco.com

Elanco Names Todd S. Young as New Chief Financial Officer

Young to join Indiana-based Animal Health Company’s Leadership Team

Greenfield, Ind. (October 30, 2018) —  Elanco Animal Health Incorporated (NYSE: ELAN), today named Todd S. Young as executive vice president and chief financial officer (CFO), joining Elanco’s Executive Committee and reporting to Elanco president and chief executive officer, Jeffrey N. Simmons.

Young starts his new position at Elanco on November 1 at the company’s Greenfield, Indiana headquarters. Lucas Montarce, who has been serving as acting Elanco CFO, will return to Eli Lilly and Company as vice president and CFO of Lilly’s International Business Unit.

“I am pleased to welcome Todd to the Elanco Executive Team,” said Jeff Simmons, president and CEO of Elanco. “His deep financial expertise combined with his pharmaceutical industry knowledge make him an excellent addition to Elanco at this exciting time in our company’s history. We also thank Lucas Montarce for his dedication and commitment stepping in during a critical time.”

Young will have responsibility for Elanco’s financial operations. He has more than 20 years’ experience in a wide range of financial roles. Most recently, he was executive vice president and CFO for ACADIA Pharmaceuticals Inc. in San Diego. He also spent several years in varying financial leader roles at Baxter International and worked on the spin-off of Baxalta, which he then joined as senior vice president and treasurer.  He started his career at law firm Sidley Austin L.L.P.

Over the past 20 years, Young has had experience in all sectors of corporate financial operations, including tax, treasury, mergers and acquisitions, and leading and building finance teams. He also spent time in international markets throughout his career.

About Elanco Animal Health

Elanco (NYSE: ELAN) is a global animal health company that develops products and knowledge services to prevent and treat disease in food animals and pets in more than 90 countries. With a 64-year heritage, we rigorously innovate to improve the health of animals and benefit our customers, while fostering an inclusive, cause-driven culture for more than 5,800 employees. At Elanco, we’re driven by our vision of food and companionship enriching life — all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

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